Exhibit 11(a)




                      CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights of Heitman Real Estate Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement.
We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Custodian, Transfer Agent, Distributor and Independent Accountants" in such Prospectuses.




/s/ Price Waterhouse LLP
Philadelphia, PA
April 24, 1997

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